Exhibit 5.1

Harney Westwood & Riegels
Craigmuir Chambers
PO Box 71, Road Town
Tortola VG1110, British Virgin Islands
Tel: +1T284 494 2233
Fax: +1 284 494 3547
www.harneys.com

17 August 2012	Your Ref
	Our Ref	042431.0003/ENM
	Doc ID	3946212_2

Xtra-Gold Resources Corp.
360 Bay Street Suite 301
Toronto
Ontario M5H 2V6
Canada

Dear Sirs

Xtra-Gold Resources Corp., Company No. C20716-1998 (the “Company”), a company incorporated under the laws of Nevada

1.

We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the proposed continuation (redomiciling) of the Company into the British Virgin Islands from Nevada (the “Continuation”), and in connection with:

(a)

a draft Registration Statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Continuation; and

(b)

a copy of the minutes of a meeting of the board of directors of the Company held on 7 June 2012 approving inter alia, the Continuation and the preparation and filing of the Registration Statement (the “Board Resolutions”); and

(collectively, the “Documents”).

2.	For the purpose of this opinion, we have examined copies of the Documents and the draft

Memorandum and Articles of Association to be adopted by the Company once it has continued

into the British Virgin Islands (the “Draft M&As”).

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)

the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals, and the genuineness of all signatures and seals;

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(b)	that the Company is duly incorporated, validly existing and in good standing under the laws of Nevada;

(c)

the accuracy and completeness of all corporate minutes, resolutions, certificates, documents and records which we have seen, and the accuracy of any and all representations of fact expressed in or implied thereby;

(d)

that the shares in the Company when originally issued in Nevada were validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of the shares).

(e)	that there are no other resolutions, agreements, documents or arrangements which affect the Documents and the transactions contemplated thereby;

(f)

that (i) that all formalities required under the laws of Nevada and any other applicable foreign laws have been complied with; and (ii) that no other matters arising under any foreign law will affect the views expressed in this opinion;

(g)	that the Company will adopt memorandum and articles of association in its articles of continuation in the form of the Draft M&As; and

(h)	nothing under the laws of Nevada adversely affects the validity or enforceability of the Documents, or the continuation of the Company into the British Virgin Islands.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)	Power to redomicile. Under British Virgin Islands law the Company may continue (redomicile) as company incorporated under the BVI Business Companies Act, 2004 (the “Act”) pursuant to the laws of the British Virgin Islands provided that the laws of the jurisdiction in which it is presently registered permit it to do so by approving and adopting articles of continuation and lodging them with the Registrar of Corporate Affairs in the British Virgin Islands together with the other documents required by Part X of the Act.

(b)	Procedure to redomicile. Upon complying the requirements set out in Part X of the Act and the laws of the jurisdiction in which it is presently registered, the Registrar of Corporate Affairs will issue the Company with a certificate of continuation and from that time the Company will be regarded as a British Virgin Islands company and will no longer be regarded as a Nevada company.

(c)	Effect of redomiciling. Subsequent to the Company’s continuation as a British Virgin Islands company:

(i)	all property of the Company, including choses in action, continue to be vested in the Company;

(ii)	the Company continues to be liable for all of its claims, debts, liabilities and obligations including those under the Documents;

(iii)

no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any member, director, officer or agent thereof, is released or impaired by its continuation as a British Virgin Islands company;

(iv)

no proceedings, whether civil or criminal, pending at the time of continuation by or against the Company, or against any member, director, officer or agent thereof, are abated or discontinued by its continuation as a British Virgin Islands company, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the member, director, officer or agent thereof, as the case may be; and

(v)

all shares in the Company that were issued and outstanding prior to continuation in respect to the Company shall be deemed to have been issued in conformity with British Virgin Islands law and shall be validly issued, fully paid and non- assessable.

(d)

Consents. Subsequent to continuation, no consents or authorisations of any government or official authorities of or in the British Virgin Islands are necessary for the performance by the Company of and the exercise of its rights pursuant to the Continuation.

5.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion. We express no opinion in relation to provisions making reference to foreign statutes in the Documents. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6.

This opinion is rendered for the benefit of the Company in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Yours faithfully
HARNEY WESTWOOD & RIEGELS